UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 31, 2018

Commission File Number:  000-52369

FitLife Brands, Inc.
(Exact name of registrant as specified in its charter.)

Nevada
(State or other jurisdiction of incorporation or organization)
20-3464383
(IRS Employer Identification No.)

5214 S. 136th Street, Omaha, Nebraska 68137
(Address of principal executive offices)

402-333-5260
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2018, the Compensation Committee of the Board of Directors of Fitlife Brands, Inc. (the "Company") amended the compensation arrangements of Dayton Judd, the Company's Chief Executive Officer. As a result, Mr. Judd's consulting agreement terminated, resulting in his employment as a full-time employee. Effective July 31, 2018, Mr. Judd will receive (i) an annual base salary of $263,500; (ii) an annual cash bonus, the amount of which, if any, shall be determined at the sole discretion of the Compensation Committee; (iii) options to purchase 705,000 shares of the Company's common stock, par value $0.01 ("Common Stock"), which have a term of ten years, an exercise price equal to the fair market value of a share of Company Common Stock as of the date of grant, of which 1/3 vest immediately, 1/3 vest on the first anniversary of the grant, and the remaining 1/3 vest on the second anniversary of the grant; and (iv) 450,000 shares of restricted Common Stock, which shares vest (x) 150,000 shares at such date that the 30 day volume weighted average price ("VWAP") for shares of the Company's Common Stock exceeds $1.20, (y)150,000 shares at such date that the 30 day VWAP exceeds $1.80, and (z) 150,000 shares at such date that the 30 day VWAP exceeds $2.40.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FitLife Brands, Inc.

Date:   August 3, 2018
By:	/s/ Dayton Judd

Name: Dayton Judd
Title: Chief Executive Officer